Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
John P. Van Vlack
Executive Vice President, Chief Financial Officer &
Chief Accounting Officer
T: (561) 682-7721
E: John.VanVlack@Ocwen.com

Ocwen reports Q2 EPS of $0.25, Revenue up 39% to $105.8 million,
Income from operations up 103% to $63.6 million and Net income up 64% to $26.4 million

Atlanta, GA – (August 4, 2011) Ocwen Financial Corporation (“Ocwen” or the “Company”) (NYSE:OCN) today reported Net income of $26.4 million or $0.25 per share for the second quarter of 2011. This compares with Net income of $16.0 million or $0.15 per share for the second quarter of 2010. In the second quarter of 2011, the Company incurred $0.5 million in expenses related to the Litton transaction (see highlights below) and $0.7 million in incremental amortization of the up-front fees and original issue discount on its Senior Secured Term Loan (SSTL) related to the final prepayment of this loan. Normalizing for these items, Net income would have been $27.2 million or $0.25 per share. The second quarter of 2010 included $11.1 million in pre-tax normalizing items resulting in normalized Net income of $23.2 million or $0.23 per share.

Income from operations was $63.6 million for the second quarter of 2011 as compared to $31.3 million for the second quarter of 2010, up 103%. Revenue for the second quarter was $105.8 million, up 39% compared to the second quarter of 2010.

Second quarter business performance highlights:

●
Signed a definitive agreement, on June 5, 2011, to acquire Litton Loan Servicing, LP, a subsidiary of The Goldman Sachs Group, Inc., including a servicing portfolio of approximately $41.2 billion in unpaid principal balance (as of March 31, 2011), a servicing platform, with primary offices in Texas and Georgia, and certain interest-only servicing strips. Simultaneously with the anticipated closing on September 1, 2011, Ocwen plans on issuing a new senior secured term loan for $575 million.

●	Completed 16,825 loan modifications of which 21% were HAMP modifications which was within our guidance of 14,500 to 17,500.
●	Generated cash flow from operations for the second quarter of 2011 of $262.3 million.
●	Reduced servicing advances by $225.8 million, or 12%.
●	Fully repaid the remaining $26.3 million balance on the SSTL obtained last year in connection with our acquisition of the HomEq servicing business from Barclays Bank.
●	Boarded 13,375 non-agency seasoned loans with an unpaid principal balance of $2.9 billion under a subservicing contract which contributed $1.1 billion in average UPB in the quarter.

“In the second quarter, we combined solid operating results with strong new business activity. When we close the Litton acquisition in the third quarter, it will increase the UPB that we service to over $100 billion.” said Ron Faris, President and CEO. “With our proven track record, we are unsurpassed among special servicers in our ability to efficiently take on large portfolios. And, because of our industry-leading technology and cost-structure, we are able to do this with only modest additions to infrastructure.”

Ocwen Financial Corporation
Second Quarter 2011 Results
August 4, 2011

Faris added, “As we had expected, the number of loan modifications declined from a record 24,502 in the prior quarter to 16,825 in the second quarter, which is still at the higher end of the anticipated range. Moreover, despite continued headwinds from a slow recovery in the housing market, we reduced non-performing loans and REO from 24.7% of our UPB in the first quarter to 24.2% in the second quarter. Had it not been for the boarding of a highly delinquent subservicing portfolio, the drop in non-performing loans would have been nearly a full percentage point.”

Chairman William Erbey stated “I am particularly pleased that our continued robust cash-flow allows us to complete the Litton acquisition without issuing new equity. Upon closing the Litton acquisition, Ocwen will become the largest non-prime servicer. The company is well-positioned to take advantage of unique growth opportunities offered by continued consolidation of private-label servicing and increased demand for special servicing.” Erbey added, “We continue to make progress toward our goal of selling mortgage servicing assets to a new entity, Home Loan Servicing Solutions, while retaining a servicing contract. This is a part of our strategic plan for Ocwen to become an ‘equity-light’ fee-for-service business.”

The following items affected the results for the second quarter of 2010 and should be considered when comparing with 2011:

●	$5.1 million litigation accrual reflecting an agreement to settle the MDL Proceeding.
●	Non-cash write off of a $3.0 million interest in a real estate partnership deemed uncollectible during the quarter.
●	A loss of $1.7 million from the sale of $46.8 million of auction rate securities.
●	Professional services of $1.2 million incurred as part of the announced acquisition of HomEq.

Net income for the six months ended June 30, 2011 was $48.4 million or $0.45 per share as compared to $36.9 million or $0.35 per share for the same period in 2010.

Servicing
In comparison to the second quarter of 2010, revenue was 39% higher, driven by growth in the portfolio as unpaid principal balance serviced increased from $55.2 billion at June 30, 2010 to $70.8 billion at June 30, 2011. Operating expenses declined by $0.4 million or 1% in the second quarter of 2011 as compared to 2010. Operating expenses for the second quarter of 2010 included the $5.1 million accrual established in connection with the settlement of the MDL Proceeding. Operating expenses, excluding these costs, increased for the second quarter of 2011 because of portfolio growth which resulted in higher amortization of mortgage servicing rights and increased staffing.

Other expense, net increased by $8.7 million primarily due to interest expense on borrowings related to the HomEq acquisition and $0.8 million in hedge ineffectiveness.

Corporate Items and Other
In the second quarter of 2011, Loss before income taxes was $1.9 million as compared to $8.2 million in the second quarter of 2010. In the second quarter of 2010, we wrote off a $3.0 million interest in a real estate partnership and realized a loss of $1.7 million on the sale of auction rate securities. The loss in the second quarter of 2011 is mainly comprised of $1.6 million in losses on loans held for resale and $0.7 million in losses on our equity interest in two asset management vehicles.

Ocwen Financial Corporation is a leading provider of residential and commercial loan servicing, special servicing and asset management services. Ocwen is headquartered in Atlanta, Georgia with offices in West Palm Beach and Orlando, Florida, and Washington, DC and support operations in India and Uruguay. Utilizing advanced technology and world-class training and processes, we provide solutions that help homeowners and make our clients’ loans worth more. Additional information is available at www.ocwen.com.

Ocwen Financial Corporation
Second Quarter 2011 Results
August 4, 2011

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, successful completion of the Litton transaction, future liquidity and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements.

This news release contains references to “normalized” results, which are non-GAAP performance measures. We believe these non-GAAP performance measures may provide additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

Residential Servicing Statistics (Dollars in thousands)
	At or for the three months ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Total unpaid principal balance of loans and REO serviced	$70,830,567	$70,542,961	$73,886,391	$76,140,022	$55,244,576
Non-performing loans and REO serviced as a % of total UPB (1)	24.2%	24.7%	27.3%	27.2%	26.2%
Prepayment speed (average CPR)	14.3%	13.9%	12.6%	12.6%	13.1%

(1)	Non-performing loans exclude those serviced under special servicing agreements where we have no obligation to advance.

Segment Results (Dollars in thousands) (UNAUDITED)
	Three months		Six months
For the periods ended June 30,	2011	2010	2011	2010
Servicing
Revenue	$105,493	$75,759	$216,362	$151,212
Operating expenses	40,799	41,241	80,581	72,028
Income from operations	64,694	34,518	135,781	79,184
Other expense, net	(21,803)	(13,093)	(58,110)	(25,253)
Income before income taxes	$42,891	$21,425	$77,671	$53,931

Corporate Items and Other
Revenue	$635	$601	$1,107	$1,138
Operating expenses	1,630	3,629	3,201	8,211
Loss from operations	(995)	(3,028)	(2,094)	(7,073)
Other expense, net	(860)	(5,135)	(52)	(2,151)
Loss before income taxes	$(1,855)	$(8,163)	$(2,146)	$(9,224)

Corporate Eliminations
Revenue	$(291)	$(407)	$(626)	(811)
Operating expenses	(175)	(212)	(329)	(404)
Loss from operations	(116)	(195)	(297)	(407)
Other income, net	116	195	297	407
Income (loss) before income taxes	$—	$—	$—	$—

Consolidated income before income taxes	$41,036	$13,262	$75,525	$44,707

Ocwen Financial Corporation
Second Quarter 2011 Results
August 4, 2011

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(UNAUDITED)

For the periods ended June 30,	Three months		Six months
	2011	2010	2011	2010
Revenue
Servicing and subservicing fees	$95,837	$65,936	$198,342	$132,416
Process management fees	9,140	8,315	16,936	16,221
Other revenues	860	1,702	1,565	2,902
Total revenue	105,837	75,953	216,843	151,539

Operating expenses
Compensation and benefits	15,253	13,089	30,040	25,866
Amortization of mortgage servicing rights	9,926	7,854	18,849	14,229
Servicing and origination	1,301	2,458	3,223	3,049
Technology and communications	6,373	6,191	13,245	11,855
Professional services	3,270	9,134	5,654	12,389
Occupancy and equipment	4,153	3,870	8,283	8,316
Other operating expenses	1,978	2,062	4,159	4,131
Total operating expenses	42,254	44,658	83,453	79,835

Income from operations	63,583	31,295	133,390	71,704

Other income (expense)
Interest income	2,289	1,900	4,458	5,545
Interest expense	(21,813)	(13,359)	(59,356)	(25,830)
Loss on trading securities	—	(1,710)	—	(945)
Loss on loans held for resale, net	(1,616)	(1,049)	(2,520)	(2,087)
Equity in (loss) earnings of unconsolidated entities	(680)	343	(550)	1,078
Other, net	(727)	(4,158)	103	(4,758)
Other expense, net	(22,547)	(18,033)	(57,865)	(26,997)

Income before income taxes	41,036	13,262	75,525	44,707
Income tax expense (benefit)	14,653	(2,777)	27,078	7,797
Net income	26,383	16,039	48,447	36,910
Net loss (income) attributable to non-controlling interest in subsidiaries	(5)	(1)	5	(12)
Net income attributable to Ocwen Financial Corporation	$26,378	$16,038	$48,452	$36,898

Earnings per share attributable to Ocwen Financial Corporation
Basic	$0.26	$0.16	$0.48	$0.37
Diluted	$0.25	$0.15	$0.45	$0.35

Weighted average common shares outstanding
Basic	100,943,402	100,168,953	100,853,424	100,072,950
Diluted	108,110,588	107,728,092	107,944,681	107,526,786

Ocwen Financial Corporation
Second Quarter 2011 Results
August 4, 2011

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(UNAUDITED)

	June 30, 2011	December 31, 2010

Assets
Cash	$104,167	$127,796
Restricted cash – for securitization investors	1,507	727
Loans held for resale, at lower of cost or fair value	23,193	25,803
Advances	167,261	184,833
Match funded advances	1,421,636	1,924,052
Loans, net – restricted for securitization investors	62,344	67,340
Mortgage servicing rights, net	175,591	193,985
Receivables, net	53,066	69,518
Deferred tax assets, net	139,086	138,716
Goodwill	12,810	12,810
Premises and equipment, net	4,578	5,475
Investments in unconsolidated entities	12,611	12,072
Other assets	110,899	158,282
Total assets	$2,288,749	$2,921,409

Liabilities and Equity
Liabilities
Match funded liabilities	$1,041,998	$1,482,529
Secured borrowings – owed to securitization investors	58,696	62,705
Lines of credit and other secured borrowings	41,458	246,073
Servicer liabilities	2,065	2,492
Debt securities	82,554	82,554
Other liabilities	106,152	140,239
Total liabilities	1,332,923	2,016,592

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 100,948,647 and 100,726,947 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,009	1,007
Additional paid-in capital	469,541	467,500
Retained earnings	493,908	445,456
Accumulated other comprehensive loss, net of income taxes	(8,883)	(9,392)
Total Ocwen Financial Corporation stockholders’ equity	955,575	904,571
Non-controlling interest in subsidiaries	251	246
Total equity	955,826	904,817
Total liabilities and equity	$2,288,749	$2,921,409